Exhibit 99.1

Trulieve Announces Appointment of Ryan Blust as Interim Chief Financial Officer

TALLAHASSEE, Fla. – July 21, 2023 – Trulieve Cannabis Corp. (CSE: TRUL) (OTCQX: TCNNF) (“Trulieve” or “the Company”), a leading and top-performing cannabis company in the United States, today announced the appointment of Ryan Blust, the Company’s Vice President, Finance, as its interim Chief Financial Officer and the departure of Tim Mullany as Chief Financial Officer for personal reasons, each effective July 20, 2023. The Company has also retained the services of an executive recruitment firm to commence a search for a new chief financial officer.

Mr. Blust has over 18 years of accounting and finance experience. He joined Trulieve in September 2018, and has previously served as interim CFO for the Company. Prior to joining the Company, Mr. Blust served as the Controller at Vector Solutions, a software company. Mr. Blust also served as CFO for Honeycomb Company of America, an aerospace manufacturer, and as Assistant Controller for Marinemax, a retail boat company. He began his career in public accounting in 2004, serving with both Cherry Bekaert as well as Bobbitt, Pittinger & Company.

About Trulieve

Trulieve is an industry leading, vertically integrated cannabis company and multi-state operator in the U.S., with established hubs in the Northeast, Southeast, and Southwest, anchored by leading market positions in Arizona, Florida, and Pennsylvania. Trulieve is poised for accelerated growth and expansion, building scale in retail and distribution in new and existing markets through its hub strategy. By providing innovative, high-quality products across its brand portfolio, Trulieve delivers optimal customer experiences and increases access to cannabis, helping patients and customers to live without limits. Trulieve is listed on the CSE under the symbol TRUL and trades on the OTCQX market under the symbol TCNNF. For more information, please visit Trulieve.com.

Facebook: @Trulieve

Instagram: @Trulieve_

Twitter: @Trulieve

Investor Contact

Christine Hersey, Vice President of Investor Relations

+1 (424) 202-0210

Christine.Hersey@Trulieve.com

Media Contact

Nicole Yelland, Executive Director of Corporate Communications

+1 (248) 219-9234

Nicole.Yelland@Trulieve.com